Exhibit (a)(5)(iii)

Exhibit A

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF PUERTO RICO

JUAN J. RIVERO SOUSS, on behalf of
himself and all others similarly situated,
Civil Action No. 3:09-cv-02305-FAB
Plaintiff,

v.

BANCO SANTANDER S.A. and
SANTANDER BANCORP,

Defendants.

SCHEDULING ORDER AND

ORDER PRELIMINARILY APPROVING PROPOSED SETTLEMENT

The parties to the action captioned Rivero Souss v. Banco Santander S.A. (C.A. No. 3:09-cv-02305-FAB) (the “Action”), having applied pursuant to Federal Rule of Civil Procedure 23(e) for an order preliminarily approving the proposed settlement of the Action in accordance with the Stipulation and Agreement of Compromise, Settlement, and Release entered into by the parties on June 23, 2010 (the “Stipulation”), upon the terms and conditions set forth in the Stipulation (the “Settlement”); the Stipulation contemplating certification by this Court of a class in the Action, solely for the purposes of settlement; the Court having read and considered the Stipulation and accompanying documents; and all parties having consented to the entry of this Order,

NOW, THEREFORE, this 28th day of June of 2010, upon application of the parties, IT IS HEREBY ORDERED that:

1. Solely for purposes of the Settlement, the Action shall be preliminarily certified and maintained as a non-opt-out class action, pursuant to Federal Rules of Civil Procedure 23(a),

23(b)(1), and 23(b)(2), on behalf of a class consisting of all record holders and beneficial owners of common stock of Santander BanCorp at any time during the period beginning on and including December 14, 2009 through and including the date of the consummation of the Tender Offer1 and the Short-Form Merger (the “Transactions”), and excluding the defendants in the Action, any entity in which a defendant in the Action has or had a controlling interest, officers of the defendants in the Action, and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person (the “Class”). The Court preliminarily certifies plaintiff Juan J. Rivero Souss as representative of the Class (the “Lead Plaintiff”). The law firm Wolf Popper LLP is preliminarily certified as the lead counsel to the Lead Plaintiff and the Class in the Action (“Lead Counsel”).

2. The proposed Settlement, as embodied in the Stipulation and the exhibits attached thereto, is preliminarily approved as fair, reasonable, adequate, and in the best interests of the Class, pending a final hearing on the proposed Settlement as provided herein.

3. A hearing (the “Settlement Hearing”) shall be held on October 18, 2010 at 2:00 p.m., after the consummation of the Transactions, in the United States District Court for the District of Puerto Rico, Federico Degetau Building, U.S. Courthouse, 150 Carlos Chardón Street, Courtroom 11, San Juan, Puerto Rico 00918, to:

a.	determine whether the preliminary certifications herein should be made final;

b.	determine whether the Settlement should be finally approved by the Court as fair, reasonable, adequate, and in the best interests of the Class;

c.	determine whether the Order and Final Judgment should be entered in the Action pursuant to the Stipulation;

[1]	Except for terms defined herein, the Court adopts and incorporates the definitions in the Stipulation for purposes of this Order.

d.	hear and determine any objections to the Settlement or the application of Lead Counsel in the Action for an award of attorneys’ fees and expenses; and

e.	consider the joint application of Lead Plaintiff and Lead Counsel for an award of attorneys’ fees and expenses.

4. The Court reserves the right to adjourn the Settlement Hearing or any adjournment thereof, including the consideration of the application for attorneys’ fees, without further notice of any kind other than oral announcement at the Settlement Hearing or any adjournment thereof.

5. The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modification(s) as may be consented to by the parties to the Stipulation and without further notice to the Class.

6. Following consummation of the Transactions, and at least forty-five (45) days prior to the Settlement Hearing, Banco Santander shall cause a Notice of Pendency of Class Action, Proposed Class Action Determination, Proposed Settlement of Class Action and Settlement Hearing, and Right to Appear (the “Notice”), substantially in the form annexed as Exhibit C to the Stipulation, to be mailed by United States mail, postage pre-paid, to all reasonably identifiable members of the Class at their last known addresses set forth in the stock transfer records maintained by or on behalf of Banco Santander. All record holders in the Class who were not also the beneficial owners of the shares of common stock of Santander BanCorp held by them of record are requested to forward the Notice to such beneficial owners of those shares. Banco Santander shall use reasonable efforts to give notice to such beneficial owners by (a) making additional copies of the Notice available to any record holder who, prior to the Settlement Hearing, requests copies for distribution to beneficial owners, or (b) mailing additional copies of the Notice to beneficial owners as reasonably requested by record holders who provide names and addresses for such beneficial holders. Banco Santander shall be responsible for and shall pay all costs and expenses incurred in providing such Notice to the members of the Class.

7. The form and method of notice specified herein is the best notice practicable and shall constitute due and sufficient notice of the Settlement Hearing to all persons entitled to receive such notice, and fully satisfies the requirements of due process, Federal Rule of Civil Procedure 23, and applicable law. Counsel for Banco Santander shall, at least ten (10) days prior to the date of the Settlement Hearing directed herein, file with the Court proof of mailing of the Notice.

8. Confirmatory discovery of Defendants, as agreed to by such parties and as set forth in the Stipulation, shall be concluded on or before the date on which the Notice is disseminated.

9. All proceedings in the Action, other than such proceedings as may be necessary to carry out the terms and conditions of the Settlement, are hereby stayed and suspended until further order of this Court. Pending final determination of whether the Settlement should be approved, Lead Plaintiff, Lead Counsel, and all members of the Class, and each of them, and any of their respective representatives, trustees, successors, heirs, and assigns, are barred and enjoined from asserting, commencing, prosecuting, assisting, instigating, continuing, or in any way participating in the commencement or prosecution of any action, whether directly, representatively, derivatively, or in any other capacity, asserting any claims that are, or relate in any way to, the Released Claims against any Released Persons.

10. Any member of the Class who objects to the Settlement, the Order and Final Judgment to be entered in the Action, respectively, and/or the joint application by Lead Plaintiff and Lead Counsel for attorneys’ fees, or who otherwise wishes to be heard, may appear in person or by his or her attorney at the Settlement Hearing at the Class member’s expense and present evidence or argument that may be proper and relevant; provided, however, that, except for good cause shown, no person other than Lead Counsel and counsel for the Defendants shall be heard and no papers, briefs, pleadings, or other documents submitted by any member of the Class shall be considered by the Court unless, not later than ten (10) calendar days prior to the Settlement Hearing directed herein (a) a written notice of intention to appear; (b) proof of membership in the Class; (c) a detailed statement of the objections by the member of the Class to any matters before the Court; and (d) the grounds therefor or the reasons why such member of the Class desires to appear and be heard, as well as all documents or writings such person desires the Court to consider, are filed by such person with the Court, and, on or before such filing, are served by hand or overnight mail on the following counsel of record:

Chet B. Waldman

Wolf Popper LLP

845 Third Avenue

New York, NY 10022

Counsel for Lead Plaintiff and the Class

Lawrence Portnoy

450 Lexington Avenue

New York, NY 10017

Counsel for Defendant Banco Santander S.A.

Rafael S. Bonilla Rodriguez

P.O. Box 362589

San Juan, PR 00936

Counsel for Defendant Santander BanCorp

11. Any member of the Class who fails to object in the manner described above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this or any other action or proceeding.

12. The Stipulation and any negotiations, statements, or proceedings in connection therewith, shall not be construed or deemed evidence of, a presumption, concession, or admission by any Released Person or any other person of any fault, liability, or wrongdoing as to any facts or claims alleged or asserted in the Action or otherwise, or that Lead Plaintiff or Lead Counsel, the Class, or any present or former stockholders of Santander BanCorp, or any other person, has any infirmity in their claims against Defendants or has suffered any damage attributable in any manner to any Released Person. The existence of the Stipulation, its contents, and any negotiations, statements, or proceedings in connection therewith, shall not be offered or admitted into evidence or referred to, interpreted, construed, invoked, or otherwise used by any person for any purpose in the Action or otherwise, except as may be necessary to enforce or obtain Court approval of the Settlement. Notwithstanding the foregoing, any of the Released Persons may file the Stipulation, or any judgment or order of the Court related hereto, in any other action that may be brought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim.

13. If the Settlement is approved by the Court following the Settlement Hearing, a Final Order and Judgment will be entered as described in the Stipulation.

14. If the Settlement, including any amendment made in accordance with the Stipulation, is not approved by the Court or shall not become effective for any reason whatsoever, the Settlement (including any modification thereof made with the consent of the parties as provided for in the Stipulation), and preliminary certifications herein and any actions taken or to be taken in connection therewith (including this Order and any judgment entered herein) shall be terminated and shall become void and of no further force and effect, except for Banco Santander’s obligation to pay for any expenses incurred in connection with the Notice and administration provided for by this Scheduling Order. In that event, neither the Stipulation, nor any provision contained in the Stipulation, nor any action undertaken pursuant thereto, nor the negotiation thereof by any party shall be deemed an admission or received as evidence in this or any other action or proceeding.

15. The Court may, for good cause, extend any of the deadlines set forth in this Order without further notice to members of the Class.

/s/ Camille L. Velez-Rive
CAMILLE L. VELEZ-RIVE
United States Magistrate Judge